As filed with the Securities and Exchange Commission on June 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

electroCore, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3845	20-345-4976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 Allen Road, Suite 201

Basking Ridge, New Jersey 07920

(973) 290-0097

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Francis R. Amato

Chief Executive Officer

electroCore, Inc.

150 Allen Road, Suite 201

Basking Ridge, New Jersey 07920

(973) 290-0097

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John L. Cleary, II, Esq. Ira L. Kotel, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 768-6700	Peter N. Handrinos, Esq. Nathan Ajiashvili, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    333-225084

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	664,446	$15.00	$9,966,690.00	$1,240.86

(1)	Represents only the additional number of shares being registered, including 86,667 additional shares that the underwriters have the option to purchase. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-225084).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $79,733,312.00 on a Registration Statement on Form S-1, as amended (File No. 333-225084), which was declared effective by the Securities and Exchange Commission on June 21, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $9,966,690.00 is hereby registered, which includes the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), electroCore, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-225084) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on May 21, 2018, and which the Commission declared effective on June 21, 2018.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Common Stock by 664,446 shares, 86,667 of which are subject to purchase upon the exercise of the underwriters’ option to purchase additional shares of the Registrant’s Common Stock. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Dentons US LLP.

23.1	Consent of Dentons US LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-225084)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey, on this 21st day of June 2018.

ELECTROCORE, INC.

By:	/s/ Francis R. Amato
Francis R. Amato
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Francis R. Amato	Chief Executive Officer and Director	June 21, 2018
Francis R. Amato	(Principal Executive Officer)

/s/ Glenn S. Vraniak	Chief Financial Officer	June 21, 2018
Glenn S. Vraniak	(Principal Financial and Accounting Officer)

/s/ Carrie S. Cox	Chairman of the Board	June 21, 2018
Carrie S. Cox

/s/ Michael G. Atieh	Director	June 21, 2018
Michael G. Atieh

*	Director	June 21, 2018
Joseph P. Errico

*	Director	June 21, 2018
Nicholas Colucci

*	Director	June 21, 2018
Thomas J. Errico, M.D.

*	Director	June 21, 2018
Trevor J. Moody

/s/ Stephen L. Ondra, M.D.	Director	June 21, 2018
Stephen L. Ondra, M.D.

*	Director	June 21, 2018
James L.L. Tullis

* Pursuant to Power of Attorney

*By:	/s/ Glenn S. Vraniak
Glenn S. Vraniak